Exhibit 99.1

CONTACTS:	Dennis M. Oates	Michael D. Bornak	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS POSTS SOLID THIRD QUARTER 2014 RESULTS

•	Net Sales of $53.6 Million Increase 3% Sequentially and 11% from 2013 Third Quarter

•	Gross Margin at Two-Year High of 16.1% of Sales; Operating Income is $3.1 Million

•	Net Income Totals $1.4 Million, or $0.20 per Diluted Share

•	Third Quarter 2014 Backlog 52% Higher than Third Quarter 2013

BRIDGEVILLE, PA, October 29, 2014 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that net sales for the third quarter of 2014 were $53.6 million, an increase of 3% from the second quarter of 2014, and 11% higher than the third quarter of 2013. For the first nine months of 2014, net sales increased 9% to $152.6 million compared with net sales of $140.5 million in the same period of 2013, with premium alloy products accounting for 7% of total net sales.

Third quarter 2014 net sales were led by the aerospace market which grew by 6% sequentially over the second quarter of 2014 and by 11% over the third quarter of 2013. Aerospace represented 60% of total net sales. Compared to the third quarter of 2013, the Company’s sales increased to all of its end markets with the exception of power generation. With a strong pick-up in order entry in September, the Company’s backlog (before surcharges) was $61 million at the end of the third quarter of 2014, remaining level with the end of the 2014 second quarter, but 52% higher than at the end of the third quarter of 2013.

The Company’s gross margin for the third quarter of 2014 was $8.6 million, or 16.1% of sales, which is essentially the same as the second quarter of 2014, but substantially higher than the third quarter of 2013 when the gross margin was $2.4 million, or 5.0% of net sales. The improvement in the Company’s third quarter 2014 gross margin compared to the same prior year period is primarily attributable to an improved product mix, management’s initiatives to improve yields and lower scrap rates, and higher manufacturing activity.

Operating income for the third quarter of 2014 was $3.1 million, or almost equal with the second quarter of 2014. In the third quarter of 2013, the Company posted an operating loss of $2.0 million. Third quarter 2014 operating income included approximately $0.2 million in selling, general and administrative expenses related to placement fees as management continues to strengthen the organization for future growth.

The Company reported net income of $1.4 million, or $0.20 per diluted share, for the third quarter of 2014, which matches the $1.4 million, or $0.20 per diluted share, reported in the second quarter of 2014. In the third quarter of 2013, the Company recorded a net loss of $1.7 million, or $0.25 per diluted share.

Net income for the first nine months of 2014 increased to $2.3 million, or $0.33 per diluted share, compared to a net loss of $1.2 million, or $0.17 per diluted share, in the first nine months of 2013. Included in the results for the first nine months of 2014 were state tax charges, which were primarily non-cash, of approximately $0.9 million that negatively impacted earnings per share by $0.12.

For the third quarter of 2014, the Company generated cash from operations of $3.8 million. At September 30, 2014, total debt was $91.1 million, or approximately the same level as the end of the second quarter of 2014. Debt to total capitalization was 31.2% at the end of the 2014 third quarter.

Chairman, President and CEO Dennis Oates commented: “Third quarter sales increased 3% sequentially reaching their highest level in two years and overcoming normal seasonal slowness. Our initiatives to manage product mix and improve yields were major positive contributors in maintaining a two-year-high gross profit margin of 16.1%. Overall order entry remains solid with September marking the second highest monthly level since early 2012.

“Overall, market conditions have been stronger this year than in 2013 and we are well positioned to participate in future growth. We are monitoring any short-term impacts from recent volatile global issues and the decline in commodity prices, although the outlook for the end markets we target, especially aerospace, continues to be positive. Additionally, our latest discussions with customers indicate that their optimism for further improvement in 2015 remains unchanged.”

Webcast

The Company has scheduled a conference call for today, October 29, at 10:00 a.m. (Eastern) to discuss third quarter 2014 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the fourth quarter of 2014.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in  future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net Sales
Stainless steel	$41,561	$38,133	$120,233	$105,803
High-strength low alloy steel	4,541	4,373	11,787	14,831
Tool steel	4,254	3,849	11,315	13,951
High-temperature alloy steel	1,555	1,168	4,570	3,243
Conversion services and other sales	1,715	937	4,697	2,654

Total net sales	53,626	48,460	152,602	140,482

Cost of products sold	44,983	46,022	129,489	128,090

Gross margin	8,643	2,438	23,113	12,392

Selling, general and administrative expenses	5,520	4,467	15,317	13,815

Operating income (loss)	3,123	(2,029)	7,796	(1,423)

Interest expense	(789)	(636)	(2,370)	(1,967)
Deferred financing amortization	(160)	(116)	(484)	(311)
Other (expense) income, net	(4)	418	(1)	481

Income (loss) before income taxes	2,170	(2,363)	4,941	(3,220)

Provision (benefit) for income taxes	775	(652)	2,596	(2,027)

Net income (loss)	$1,395	$(1,711)	$2,345	$(1,193)

Net income (loss) per common share - Basic	$0.20	$(0.25)	$0.33	$(0.17)

Net income (loss) per common share - Diluted *	$0.20	$(0.25)	$0.33	$(0.17)

Weighted average shares of common stock outstanding
Basic	7,039,823	6,960,967	7,028,658	6,943,208
Diluted	7,539,291	6,960,967	7,114,121	6,943,208

*	The three months ended September 30, 2014 diluted earnings per common share has been adjusted for interest expense on convertible notes.

MARKET SEGMENT INFORMATION

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net Sales
Service centers	$36,897	$30,748	$100,659	$92,360
Forgers	6,257	4,688	19,719	15,750
Rerollers	5,405	8,577	16,257	19,657
Original equipment manufacturers	3,352	3,510	11,270	10,061
Conversion services and other sales	1,715	937	4,697	2,654

Total net sales	$53,626	$48,460	$152,602	$140,482

Tons shipped	10,216	9,843	29,461	28,027

MELT TYPE INFORMATION

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net Sales
Specialty alloys	$48,608	$43,808	$137,648	$130,027
Premium alloys *	3,303	3,715	10,257	7,801
Conversion services and other sales	1,715	937	4,697	2,654

Total net sales	$53,626	$48,460	$152,602	$140,482

END MARKET INFORMATION **

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net Sales
Aerospace	$31,972	$28,723	$88,869	$79,448
Power generation	5,710	6,378	17,677	16,668
Oil & gas	5,121	5,045	14,776	15,821
Heavy equipment	4,672	4,167	12,328	15,201
General industrial, conversion services and other sales	6,151	4,147	18,952	13,344

Total net sales	$53,626	$48,460	$152,602	$140,482

*	Premium alloys represent all vacuum induction melted (VIM) products.
**	The majority of our products are sold to service centers/processors rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, that they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
Assets

Cash	$705	$307
Accounts receivable, net	33,526	21,447
Inventory, net	93,871	82,593
Deferred income taxes	6,843	13,042
Other current assets	3,098	3,906

Total current assets	138,043	121,295
Property, plant and equipment, net	198,487	203,590
Goodwill	20,268	20,268
Other long-term assets	2,087	2,771

Total assets	$358,885	$347,924

Liabilities and Stockholders’ Equity

Accounts payable	$20,829	$14,288
Accrued employment costs	5,707	3,430
Current portion of long-term debt	3,000	3,000
Other current liabilities	1,048	1,023

Total current liabilities	30,584	21,741
Long-term debt	88,091	86,796
Deferred income taxes	38,643	42,532
Other long-term liabilities	312	397

Total liabilities	157,630	151,466
Stockholders’ equity	201,255	196,458

Total liabilities and stockholders’ equity	$358,885	$347,924

CONSOLIDATED STATEMENTS OF CASH FLOW

	Nine months ended September 30,
	2014	2013

Operating activities:
Net income (loss)	$2,345	$(1,193)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,026	12,174
Deferred income tax	2,310	(2,737)
Share-based compensation expense	1,564	1,363
Changes in assets and liabilities:
Accounts receivable, net	(12,079)	(4,712)
Inventory, net	(12,440)	12,212
Accounts payable	6,541	1,435
Accrued employment costs	2,277	(1,378)
Income taxes	246	552
Other, net	482	4,252

Net cash provided by operating activities	4,272	21,968

Investing activity:
Capital expenditures	(6,077)	(10,351)

Net cash used in investing activity	(6,077)	(10,351)

Financing activities:
Borrowings under revolving credit facility	82,416	63,328
Payments on revolving credit facility	(78,871)	(74,720)
Payments on term loan facility	(2,250)	(750)
Proceeds from the issuance of common stock	908	809
Payment of deferred financing costs	—	(487)
Purchase of treasury stock	—	(38)

Net cash provided by (used in) financing activities	2,203	(11,858)

Net increase (decrease) in cash	398	(241)
Cash at beginning of period	307	321

Cash at end of period	$705	$80